EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Spine Pain Management, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.  In evidence thereof, the undersigned hereby execute this agreement.

Dated:  September 10, 2014

By: /s/ Peter L. Dalrymple
Peter L. Dalrymple, individually

LPD Investments Ltd.
By: /s/ Peter L. Dalrymple
Peter L. Dalrymple
General Partner